NEWS RELEASE
For More Information:
Frank B. O’Neil, Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Announces Life Sciences Leadership Changes
BIRMINGHAM, AL and CHANTILLY, VA - (PRNewswire) - February 11, 2016 -- ProAssurance Corporation (NYSE: PRA) announced today that Chief Financial Officer Edward L. Rand, Jr. will assume additional duties as the President of Medmarc, the Company’s life science and legal professional liability insurance subsidiary. Additionally, ProAssurance announced the promotion of Karen M. Murphy, J.D., to Executive Vice-President of Medmarc and Head of Life Sciences for ProAssurance. The changes will be effective March 1, 2016, following the retirement of Medmarc’s long-time president, Mary Todd Peterson.
Ms. Murphy has been an integral part of Medmarc’s success since joining the company in 1995 as Vice President, General Counsel and Secretary before assuming additional duties leading Medmarc’s Loss Control efforts in 2007. In 2010, she assumed further responsibility for Medmarc’s Claims and Marketing departments.
ProAssurance’s Chairman and Chief Executive Officer, W. Stancil Starnes, said, “I am confident that Karen’s 21 years of broad experience at Medmarc will enable her to continue Medmarc’s acknowledged leadership in the life sciences marketplace.” Mr. Starnes added, “Ned Rand has been intimately involved with the merger of Medmarc into ProAssurance and, working with Mary Todd and her team, he has ensured the full and fruitful integration of Medmarc into our family of companies.”
Mr. Starnes also paid tribute to Ms. Peterson’s leadership saying, “We are deeply in Mary Todd’s debt for her fifteen years of service to the insureds, brokers and employees of Medmarc, and for the contributions she has made to enhance the effectiveness of a number of corporate functions within ProAssurance. At the same time, I am confident that Ned and Karen will build on the impressive legacy forged by Mary Todd Peterson.”
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past nine years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings.
For the latest on ProAssurance and its industry-leading suite of products and services, follow @ProAssurance on Twitter, or you may connect with the Company on LinkedIn or follow us on Facebook to be kept up-to-date on cutting edge risk management and practice enhancement programs. ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
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